FCPT Announces Agreement to Acquire Up To 48 Chili’s Restaurant Properties for Up To $155.7 million

Mill Valley, Calif. —(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust engaged in the ownership of high-quality, net-leased restaurant properties (“FCPT” or the “Company”), is pleased to announce the signing of a definitive agreement to acquire up to 48 corporate-operated Chili’s restaurants through a sale-leaseback transaction with certain subsidiaries of Brinker International, Inc. (NYSE: EAT) for a purchase price of up to $155.7 million on initial annual cash rent of up to approximately $9.9 million. As of the end of Brinker’s third fiscal quarter on March 28, 2018, Brinker owned, operated or franchised 1,686 restaurants under the names Chili's® Grill & Bar (1,634 restaurants) and Maggiano's Little Italy® (52 restaurants).
The transaction is expected to close on or around August 8, 2018, subject to due diligence and customary closing conditions. The properties are under individual leases with 15 years of initial term, rent increases of 10% every five years during the initial term and a corporate guarantee from Brinker International, Inc. If the Company is successful in closing the transaction and acquires all 48 properties, Brinker would comprise approximately 8% of the Company’s cash rent and the Company’s exposure to Darden would decrease to approximately 79% of the Company’s cash rent. Additionally, closing on all 48 properties would have a positive impact on FCPT’s portfolio weighted average lease term, increasing it from 12.5 to 12.7 years.
The properties are located principally in Florida (14 properties) and Texas (13 properties), but are spread across 15 states and include exposure to western U.S. geography (AZ, CA, CO, FL, GA, LA, MS, NC, NM, NV, OK, SC, TN, TX, VA). The sites are within well-located retail corridors with high traffic and attractive demographics. FCPT believes that rent is well-supported with conservative EBITDAR coverage, averaging 3.9x for the portfolio. FCPT has significant cash on hand ($88 million as of 6/30/2018) and an undrawn corporate revolver ($250 million) to finance this acquisition. FCPT expects to remain below the low end of its stated leverage thresholds pro forma for this transaction.
Bill Lenehan, CEO of FCPT stated: “We are excited to partner with Brinker on this important transaction for both of our companies. FCPT focuses on building a high credit quality portfolio with household brand names, and we are excited to bring Chili’s branded real estate into our portfolio in such a meaningful way.” Mr. Lenehan added, “In addition to the attractive locations, we are particularly pleased with the property-level rent setting and strong coverage in this portfolio.”
About FCPT
FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and related food services industry. Additional information about FCPT can be found on the website at
http://www.fcpt.com/.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding the anticipated consequences and benefits of the transaction and other future events and their potential effects on FCPT, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.

Four Corners Property Trust:
Bill Lenehan, 415-965-8031
CEO

Gerry Morgan, 415-965-8032
CFO